Mondee Warrants (MONDW) Tender

Participating warrant holders should instruct their broker to tender their warrants before the 11:59 p.m., EST on October 17, 2022. **If warrant holders do not tender at $0.65 for each of their warrants in time, they risk receiving $0.01 for each of their warrants.**

↘ View the Tender Offer Statement

Overview

Mondee is modernizing travel through technology-led growth strategies and a scalable travel marketplace. Our next-generation platforms and products connect global travel suppliers with a market-leading network of leisure agencies, gig economy travel workers, corporations and closed user groups. Mondee's market-leading, transformative technology is built for the next generation of travel.

View Earnings

Stock Information

NASDAQ GS: MOND

$7.50 +0.06 (+0.81%)


USD
7.4
10AM
11AM
12PM
1PM
2PM
3PM
4PM

Data Provided by Refinitiv. Minimum 15 minutes delayed.

Mondee Warrants (MONDW) Tender

- Participating warrant holders should instruct their broker to tender their warrants well before the expiration time of 11:59 p.m., Eastern Time, on October 17, 2022, to give their broker enough time to tender their warrants.
- If warrant holders do not tender at $0.65 for each of their warrants in time, they risk receiving $0.01 for each of their warrants in the event that the Consent Solicitation is successful and the Company elects to redeem outstanding warrants following the expiration of the offer to purchase.
- In order to tender warrants, holders of the warrants are required to provide their consent in the Consent Solicitation.
- You can view the tender offer statement, which is contained in the Schedule TO we filed with the Securities and Exchange Commission (the "SEC") on September 16, 2022, on the SEC's website at https://www.sec.gov/Archives/edgar/data/1828852/000110465922100612/0001104659-22-100612-index.htm

Latest Quarterly Results

- Mondee Announces Second Quarter 2022 Financial Results
- Mondee Second Quarter Earnings Presentation
- Mondee Second Quarter Earnings Transcript
- Second Quarter Earnings Webcast Replay